Exhibit 99.1

Navitas Semiconductor, the Industry Leader in Gallium Nitride (GaN) Power ICs, to Go Public at an Enterprise Value of $1.04 Billion via Live Oak II SPAC Business Combination

•	Deal raises approximately $400M of capital, including an over-subscribed and upsized $145M PIPE

•	Capital to be used for accelerated product development and expansion into power semi markets estimated at a $13B TAM, including mobile, consumer, enterprise, renewables and EV / eMobility.

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Navitas estimates that its proprietary and highly patent protected GaNFast™ power ICs deliver up to 3x faster charging in half the size and weight and up to 40% energy savings compared with legacy silicon chips.

•	Over 18 million GaNFast™ power ICs have shipped, with zero reported field failures, to Tier 1 customers including Dell, Lenovo, Xiaomi, OPPO, LG, Amazon, Belkin and dozens more.

•	Committed manufacturing capacity well in excess of current forecasts to confidently meet strong customer demand

•	Navitas estimates that GaN ICs can impact up to 2.6 Gtons of CO2 reduction annually by 2050.

DUBLIN, IRELAND and Memphis, TN. – May 7, 2021— Navitas Semiconductor (“the Company” or “Navitas”), the industry leader in GaN Power integrated circuit (“IC”) company, today announced that it has entered into a definitive agreement to combine with Live Oak Acquisition Corp. II (“Live Oak II”) (NYSE: LOKB), a publicly-traded special-purpose acquisition company. The transaction, which values the combined entity at a pro forma equity value of $1.4 billion, will result in Navitas becoming a publicly traded company on a national exchange under a new ticker symbol.

Gallium nitride (GaN) is a next-generation semiconductor technology that runs up to 20x faster than legacy silicon, and enables up to 3x more power and 3x faster charging in half the size and weight. Navitas GaNFast™ power ICs integrate GaN power and drive plus protection and control to deliver simple, small, fast and efficient performance.

Driven by increasing demand for connectivity, electrification away from fossil fuels, and efficient sustainable energy sources, Navitas predicts GaN ICs can address markets estimated to grow to over $13 billion in 2026. Markets include mobile, consumer, enterprise (data center, 5G), renewables (solar, energy storage) and EV / eMobility.

With a proven leadership team with over 300 years of combined power semiconductor experience and a track record of extraordinary value creation, Navitas is in mass production and ramping shipments to many major OEM’s and aftermarket suppliers, including Dell, Lenovo, LG, Xiaomi, OPPO, Amazon, Belkin and dozens of others. Over 18 million GaNFast™ power ICs have shipped, with zero reported field failures.

With a proprietary process design kit (PDK) and over 120 patents granted or pending, Navitas has an early mover advantage in the GaN market. A robust roadmap for new GaN generations and continued cost reductions accelerate the transformation to “Electrify Our World™” away from CO2-burdened fossil fuels. Navitas estimates that GaN can impact up to 2.6 Gtons of CO2 reduction annually by 2050.

Gene Sheridan, co-founder and CEO of Navitas commented: “Navitas was formed with the vision to revolutionize the world of power electronics while addressing significant sustainability challenges for our planet. Not only has Navitas’ world-class team invented and patented revolutionary new technology, but we have also overcome all the key hurdles associated with successfully bringing it to market. We are proud to enter the public capital markets with strong operating momentum and investor partners who share our enthusiasm for our long-term mission.”

“We are excited to partner with Navitas,” said Rick Hendrix, Chief Executive Officer of Live Oak, “This is the most compelling opportunity we have seen in the semiconductor industry, and we are delighted that Navitas’ solutions contribute meaningfully to reduced carbon emissions through more efficient power delivery. The capital raised through this transaction will allow Navitas to accelerate that vision as they expand from mobile and consumer markets into even more power-intensive applications like data centers, solar energy and electric vehicles—all while delivering a significant CO2 reduction as part of their Net Zero initiative.”

Navitas was originally funded by the company’s management team, along with top venture capitalists with exceptional long term track records highly focused on disruptive businesses in the clean tech and electronics industries. Capricorn Investment Group, Atlantic Bridge and seed investor Malibu IQ, along with all current investors are rolling 100% of their equity in this transaction. Malibu IQ founder David Moxam noted, “With a doubling of electrical energy demand driving the global energy transition, Navitas’ GaN Power ICs are already having a powerful, positive energy efficiency impact, benefiting all of us globally.”

Transaction Overview

The transaction is anticipated to deliver up to $398 million of gross proceeds to the combined company, assuming minimal redemptions by Live Oak II’s public stockholders. This includes an oversubscribed and upsized $145 million private placement of Class A common stock in Live Oak II at $10.00 per share (the “PIPE”), from a diversified group of top-tier institutional investors. Proceeds of the transaction will be used to fund Navitas’ future growth initiatives. Existing Navitas shareholders will roll 100% of their equity into the combined company, demonstrating their conviction of Navitas’ continued growth trajectory. The transaction, which has been unanimously approved by the boards of Live Oak II and Navitas, is expected to close in the third quarter of 2021, subject to approval by Navitas’ shareholders, which has been secured through support agreements, Live Oak II’s shareholders and other customary closing conditions, including any applicable regulatory approvals.

Advisors

Deutsche Bank Securities and Jefferies are serving as co-financial advisors to Navitas. Jefferies and BofA Securities are acting as placement agents on the PIPE and capital markets advisors to Live Oak II. Nomura Greentech and BofA Securities are serving as financial advisors to Live Oak II. DLA Piper LLP is serving as legal counsel to Navitas. Vinson & Elkins LLP is serving as legal counsel to Live Oak II. Winston & Strawn LLP is serving as legal counsel the placement agents on the PIPE. Blueshirt Capital Markets LLC is serving as an advisor to Navitas.

Investor Conference Call Information

Management of Navitas and Live Oak II have recorded an audio webcast reviewing the proposed transaction and investor presentation, which will be available on www.navitassemi.com/ir.

About Navitas

Navitas Semiconductor Ltd. is the industry leader in GaN Power IC’s, founded in 2014. Navitas has a strong and growing team of power semiconductor industry experts with a combined 300 years of experience in materials, devices, applications, systems and marketing, plus a proven record of innovation with over 200 patents among its founders. GaN power ICs integrate GaN power with drive, control and protection to enable faster charging, higher power density and greater energy savings for mobile, consumer, enterprise, eMobility and new energy markets. Over 120 Navitas patents are issued or pending, and over 18 million GaNFast power ICs have been shipped with zero reported field failures.

About Live Oak Acquisition Corp. II

Live Oak II raised $253 million in December 2020, and its units, Class A common stock and warrants are listed on the NYSE under the tickers “LOKB.U,” “LOKB” and LOKB WS,” respectively. Live Oak II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Live Oak II is led by an experienced team of managers, operators and investors who have played important roles in helping build and grow profitable public and private businesses, both organically and through acquisitions, to create value for stockholders. The team has experience operating and investing in a wide range of industries, bringing a diversity of experiences as well as valuable expertise and perspective.

Cautionary Statement Regarding Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding the proposed transaction, the ability of the parties to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projections of market opportunity and market share, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “plan,” “seek,” “expect,” “project,” “forecast,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Live Oak II and Navitas caution you that the forward-looking statements contained in this press release are subject to numerous risks and uncertainties, including the possibility that the expected growth of Navitas’ business will not be realized, or will not be realized within the expected time period, due to, among other things: (i) Navitas’ goals and strategies, future business development, financial condition and results of operations; (ii) Navitas’ customer relationships and ability to retain and expand these customer relationships; (iii) Navitas’ ability to accurately predict future revenues for the purpose of appropriately budgeting and adjusting Navitas’ expenses; (iv) Navitas’ ability to diversify its customer base and develop relationships in new markets; (v) the level of demand in Navitas’ customers’ end markets; (vi) Navitas’ ability to attract, train and retain key qualified personnel; (vii) changes in trade policies, including the imposition of tariffs; (viii) the impact of the COVID-19 pandemic on Navitas’ business, results of operations and financial condition; (ix) the impact of the COVID-19 pandemic on the global economy; (x) the ability of Navitas to maintain compliance with certain U.S. Government contracting requirements; (xi) regulatory developments in the United States and foreign countries; and (xii) Navitas’ ability to protect its intellectual property rights. Forward-looking statements are also subject to additional risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of Live Oak II is not obtained; (iii) the outcome of any legal proceedings that may be instituted against Live Oak II or Navitas following announcement of the proposed transaction; (iv) the risk that the proposed transaction disrupts Live Oak II’s or Navitas’ current plans and operations as a result of the announcement of the proposed transaction; (v) costs related to the proposed transaction; (vi) failure to realize the anticipated benefits of the proposed transaction; (vii) risks relating to the uncertainty of the projected financial information with respect to Navitas; (viii) risks related to the rollout of Navitas’ business and the timing of expected business milestones; (ix) the effects of competition on Navitas’ business; (x) the amount of redemption requests made by Live Oak II’s public stockholders; (xi) the ability of Live Oak II or the combined company to issue equity or equity-linked securities in connection with the proposed transaction or in the future; and (xii) those factors discussed in Live Oak II’s final prospectus filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2020 under the heading “Risk Factors” and other documents of Live Oak II filed, or to be filed, with the SEC.

If any of the risks described above materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by our forward-looking statements. There may be additional risks that neither Live Oak II nor Navitas presently know or that Live Oak II and Navitas currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Live Oak II’s and Navitas’ expectations, plans or forecasts of future events and views as of the date of this press release. Live Oak II and Navitas anticipate that subsequent events and developments will cause Live Oak II’s and Navitas’ assessments to change. However, while Live Oak II and Navitas may elect to update these forward-looking statements at some point in the future, Live Oak II and Navitas specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Live Oak II’s and Navitas’ assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information and Where to Find It

In connection with the proposed transaction, Live Oak II plans to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a proxy statement/prospectus of Live Oak II. Live Oak II also plans to file other documents and relevant materials with the SEC regarding the proposed transaction. After the Registration Statement has been cleared by the SEC, a definitive proxy statement/prospectus will be mailed to the stockholders of Live Oak II. SECURITYHOLDERS OF LIVE OAK II AND NAVITAS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS AND RELEVANT MATERIALS RELATING TO THE PROPOSED TRANSACTION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Live Oak II and Navitas once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Live Oak II and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Live Oak II in connection with the proposed transaction. Navitas and its officers and directors may also be deemed participants in such solicitation. Securityholders may obtain more detailed information regarding the names, affiliations and interests of certain of Live Oak II’s executive officers and directors in the solicitation by reading Live Oak II’s Annual Report on Form 10-K filed with the SEC on March 25, 2021 and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of Live Oak II’s participants in the solicitation, which may, in some cases, be different than those of Live Oak II’s stockholders generally, will be set forth in the proxy statement/prospectus relating to the proposed transaction when it becomes available.

Contact Information

For Navitas

Media

Graham Robertson, CMO Grand Bridges

Graham@GrandBridges.com

Investors

Stephen Oliver, VP Corporate Marketing & Investor Relations

ir@navitassemi.com

For Live Oak II

Adam J. Fishman, Managing Partner

afishman@liveoakmp.com

Navitas Semiconductor, GaNFast and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor, Ltd. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

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